Exhibit 99.1

Nutriband Inc. Announces Seven-for-Six Forward Stock Split.

ORLANDO, Fla., July 27, 2022– Nutriband Inc. (NASDAQ: NTRB) (NASDAQ:NTRBW) (“Nutriband” or the “Company”) announced today that its Board of Directors has approved and declared a 7:6 forward split of its common stock that is expected to be effective at 12:01AM on August 15 and in effect at the opening of trading on Monday August 15, 2022.

At the effective time of the forward stock split, every six (6) shares of NTRB common stock will be converted into seven (7) shares of common stock, without any change in the par value per share.

As a result of the stock split, holders of pre-split shares of common stock have the right to receive post-split shares of NTRB common stock at the ratio of seven (7) shares of post-split common stock for every six (6) shares of pre-split common stock.

‘Our core goal is to continue to create value for our shareholders following a string of key milestones for the Company in recent months’ said Gareth Sheridan, CEO.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse deterrent fentanyl patch incorporating our AVERSA ® technology. Aversa is an abuse deterrent transdermal technology that incorporates aversive agents to prevent the abuse, diversion, misuse and accidental exposure of drugs with abuse potential, specifically opioids.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words ’‘believes,’’ “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2022 and Forms 10-Q, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Investor Relations

RedChip Companies

Dave Gentry

Dave@redchip.com

1-800-RED-CHIP (733-2447)

407-491-4498